UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
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Pursuant to Section 240.14a-12
John B. Sanfilippo & Son, Inc.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
CORPORATE GOVERNANCE
DIRECTOR NOMINATIONS
AUDIT COMMITTEE REPORT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION, DISCUSSION & ANALYSIS
COMPENSATION COMMITTEE REPORT
PERFORMANCE GRAPH
REVIEW OF RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
PROXY SOLICITATION
OTHER MATTERS

JOHN B. SANFILIPPO & SON, INC.
1703 North Randall Road
Elgin, Illinois 60123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held
on November 5, 2007

TO THE STOCKHOLDERS:
The annual meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Monday, November 5, 2007, at 10:00 a.m., local time, at 1707 N. Randall Road, Elgin, Illinois 60123, for the following purposes:
1. To elect directors;
2. To ratify the action of the Audit Committee in appointing PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2008; and
3. To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.
The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.
The Board of Directors has fixed the close of business on September 6, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting (at 1703 N. Randall Road, Elgin, Illinois 60123) and will also be available for inspection at the meeting.
Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the annual meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you should later decide to attend and vote in person.
Because we have two classes of stock outstanding, a separate form of proxy has been prepared with respect to each class of stock: a white proxy, which relates to our Common Stock, $.01 par value; and a blue proxy, which relates to our Class A Common Stock, $.01 par value. Stockholders who own of record shares of only one class are being furnished only with the proxy relating to that class. Stockholders who own of record shares of both classes are being furnished with both proxies (in separate mailings, each of which also includes a copy of this notice and the proxy statement). Stockholders who receive both proxies must complete, sign and return both proxies in order for the shares of both classes to be voted by proxy.
By Order of the Board of Directors

MICHAEL J. VALENTINE
Secretary
Elgin, Illinois
October 15, 2007

John B. Sanfilippo & Son, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 5, 2007
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Monday, November 5, 2007, at 10:00 a.m., local time, at 1707 N. Randall Road, Elgin, Illinois 60123-7820, and at any postponement or adjournment thereof (the “Annual Meeting”). All shares of our Common Stock, $.01 par value (the “Common Stock”), and our Class A Common Stock, $.01 par value (the “Class A Stock”), entitled to vote at the Annual Meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to our Secretary, or by attending the Annual Meeting and voting in person. Any written notice of revocation or subsequent proxy should be delivered to us at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting. Unless the context otherwise requires, references herein to “we”, “us”, or “our company” refer to John B. Sanfilippo & Son, Inc.
This Proxy Statement and accompanying proxy are being mailed to stockholders on or about October 15, 2007. The mailing address of our principal executive offices is 1703 N. Randall Road, Elgin, Illinois 60123-7820.
Record Date and Shares Outstanding
We had outstanding on September 6, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 8,005,449 shares of Common Stock (excluding 117,900 treasury shares) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq National Market. There is no established public trading market for the Class A Stock.
Voting and Quorum
Pursuant to our Restated Certificate of Incorporation (as amended, the “Restated Certificate”), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12 1/2% of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors and the holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to ten votes per share of Class A Stock.
Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock (“Class A Directors”), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which the Common Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the directors to be elected by holders of Common Stock (the “Common Stock Directors”). The presence at the Annual Meeting, in person or by proxy, of holders of Class A Stock entitled to cast at least a majority of the votes which the Class A Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the Class A Directors. The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock and Class A Stock entitled to cast at least a majority of the aggregate number of votes which all such stock is entitled to cast on matters other than the election of directors is required in order to establish a quorum for the purpose of any other business.
Two proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein: (i) the election of eight directors; and (ii) the ratification of the action of the Audit Committee in appointing PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending June 26, 2008. The vote required and method of counting votes for each of these proposals is as follows:
Proposal 1: Election of Directors
At the meeting, the holders of Common Stock voting as a class will be entitled to elect two of the eight directors, and the holders of Class A Stock voting as a class will be entitled to elect the remaining six directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all nominees for election as director to be elected by holders of the class of shares covered by such proxy as listed herein.
If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.
Proposal 2: Ratification of Independent Registered Public Accounting Firm
To be approved, the ratification of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of shares representing a majority of the votes present and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class. Abstentions will count as a vote against Item 2. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Item 2.
Other Proposals
Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote at the Annual Meeting, or at any postponements or adjournments thereof, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of September 6, 2007, with respect to the beneficial ownership of Common Stock and Class A Stock by (a) any individuals or entities known by us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors and nominees for election as a director, (c) each of the Named Executive Officers (as defined below) who currently serve as an executive officer of our company, and (d) all of our directors, nominees for election as a director and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123-7820.

					% of
		% of			Outstanding
	No. of	Outstanding	No. of	% of	Votes on
	Shares of	Shares of	Shares of	Outstanding	Matters Other
	Common	Common	Class A	Shares of Class A	than Election of
Name	Stock(1)	Stock	Stock(1)(2)	Stock	Directors
Jasper B. Sanfilippo(3)(4)(7)+ -	39,832	*	1,523,776	58.7	44.8
Marian R. Sanfilippo(5)(6)(7)	26,984	*	244,720	9.4	7.3
Jeffrey T. Sanfilippo(7)(8)+-	35,207	*	44,044	1.7	1.4
Jasper B. Sanfilippo, Jr.(7)(8)+-	6,375	*	44,044	1.7	1.3
Lisa A. Evon(7)(8)	—		44,044	1.7	1.3
John E. Sanfilippo(7)(8)	28,152	*	44,044	1.7	1.4
James J. Sanfilippo(7)(8)	—		44,044	1.7	1.3

Total Controlling Group(7)	98,886	1.2	1,768,496	68.1	52.2

Michael J. Valentine(9)+-	6,375	*	496,342	19.1	14.6
Mathias A. Valentine+	—		332,588	12.8	9.8

Total Valentine Group(10)	6,375	*	828,930	31.9	24.3

James A. Valentine(11)-	6,725	*	—	—	*
Michael G. Cannon (12)-	1,625	*	—	—	*
Timothy R. Donovan(13)+	3,750	*	—	—	*
Governor Jim Edgar(14)+	8,250	*	—	—	*
Daniel M. Wright(15)+	2,500	*	—	—	*
Dimensional Fund Advisors, Inc.(16)	670,572	8.4	—	—	2.0
Pekin Singer Strauss Asset Mgmt.(17)	652,772	8.2	—	—	1.9
Advisory Research, Inc.(18)	472,943	5.9	—	—	1.4
All directors and executive officers as a group (15 persons all of whom are stockholders or optionholders)(3)(4)(5)(6)(7)(8) (9)(10)(11)(12)(13)(14)(15)(19)	166,332	2.1	2,440,794	94.0	72.1

+	Denotes Director.

-	Denotes Named Executive Officer.

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder’s percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options exercisable on or within 60 days of September 6, 2007, are included.

(2)	Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Jasper B. Sanfilippo or Mathias A. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) us, or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the “Permitted Transferees”), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.

(3)	Includes 163,045 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom, Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, are executive officers and directors of our company) and 1,360,731 shares of Class A Stock held directly by Jasper B. Sanfilippo. Jasper B. Sanfilippo has pledged as security 1,360,731 of his shares of Class A Stock.

(4)	Includes 21,000 shares of Common Stock held directly by Jasper B. Sanfilippo and 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo. As co-trustee, Jasper B. Sanfilippo shares voting power over the 18,832 shares of Common Stock held in the trust.

(5)	Includes 24,500 shares of Class A Stock held directly by Marian Sanfilippo and 220,220 shares of Class A Stock held by Marian Sanfilippo as co-trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom – Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo are executive officers and directors of our company). As co-trustee, Marian Sanfilippo shares voting power over the 220,220 shares of Class A Stock held in the trusts.

(6)	Includes 8,152 shares of Common Stock held directly by Mrs. Sanfilippo and 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo. As co-trustee, Marian Sanfilippo shares voting power over the 18,832 shares of Common Stock held in the trust.

(7)	On June 21, 2004, a Schedule 13D was filed jointly by the persons referenced in the stock table (the “Controlling Group”). The Schedule 13D was amended on March 21, 2007. The Controlling Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as expressly set forth in the Schedule 13D, each member of the Controlling Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Controlling Group.

By filing the Schedule 13D, the members of the Controlling Group provided notice (1) that they beneficially own, in the aggregate, securities controlling in excess of 50% of the voting power of our common equity and (2) that they intend to act as a group. As a result, we are a “controlled company” pursuant to Section 4350(c)(5) of the Nasdaq Marketplace Rules.

The members of the Controlling Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock and 98,886 shares of Common Stock, which includes 68.1% of the total outstanding shares of Class A Stock and 18.9% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Reporting Persons have or share 52.2% of the total outstanding voting power of our common equity, assuming that the applicable shares of Class A Stock are not converted into Common Stock.

The beneficial ownership of Jasper B. Sanfilippo and Marian R. Sanfilippo is described in footnotes (3), (4), (5) and (6) above. The beneficial ownership of Jeffrey T. Sanfilippo includes (i) 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo, (ii) options to purchase 6,375 shares of Common Stock with a weighted average exercise price of $18.749 per share on or within 60 days of September 6, 2007, (iii) 10,000 shares of Common Stock held directly by Jeffrey T. Sanfilippo and (iv) 44,044 shares of Class A Stock held as co-trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006. As co-trustee of the trusts holding the 18,832 shares of Common Stock and 44,044 shares of Class A stock, Jeffrey T. Sanfilippo shares voting power of such shares. The beneficial ownership of Jasper B. Sanfilippo, Jr. includes (i) options to purchase 6,375 shares of Common Stock with a weighted average exercise price of $18.749 per share on or within 60 days of September 6, 2007, and (ii) 44,044 shares of Class A Stock held as co-trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006. As co-trustee, Jasper B. Sanfilippo, Jr. shares voting power over the 44,044 shares of Class A Stock held in the trust. The beneficial ownership of Lisa A. Evon includes 44,044 shares of Class A Stock held as co-trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006. As co-trustee, Lisa A. Evon shares voting power over the 44,044 shares of Class A Stock held in the trust. The beneficial ownership of John E. Sanfilippo includes (i) 28,152 shares of Common Stock held directly by John E. Sanfilippo and (ii) 44,044 shares of Class A Stock held as co-trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006. As co-trustee, John E. Sanfilippo shares voting power over the 44,044 shares of Class A Stock held in the trust. The beneficial ownership of James J. Sanfilippo includes 44,044 shares of Class A Stock held as co-trustee of the James J. Sanfilippo Irrevocable Trust, dated October 6, 2006. As co-trustee, James J. Sanfilippo shares voting power over the 44,044 shares of Class A Stock held in the trust. Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., Lisa A. Evon, John E. Sanfilippo and James J. Sanfilippo, as co-trustees of the aforementioned trusts dated October 6, 2006, are also the sole beneficiaries under each respective trust.

(8)	Excludes 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the trusts described in footnote (3) above, the beneficiary of which is the individual in the table that has a reference to this footnote (8) by his or her name.

(9)	Includes 496,342 shares of Class A Stock held as trustee of the following three trusts under the Valentine Trust, dated March 26, 1991: the Trust for Michael J. Valentine and the Trust for James A. Valentine, each of which owns 165,447 shares of Class A Stock, and the Trust for Mary Jo Carroll which owns 165,448 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and a member of our Board of Directors, and James A. Valentine, an executive officer. Includes options to purchase 6,375 shares of Common Stock with a weighted average exercise price of $18.749 per share on or within 60 days of September 6, 2007.

(10)	Michael J. Valentine and Mathias A. Valentine have formed a group as reflected by the Schedule 13Ds filed on June 21, 2004. The total beneficial ownership of the group consists of 828,930 shares of Class A Stock, and which represents 31.9% of the issued and outstanding Class A Stock, and 9.3% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock.

Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 14.6%, while Mathias A. Valentine directly controls 9.8% of the total outstanding voting power of our common equity. In addition, the group directly controls 24.3% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock, and are calculated using ten votes per share of Class A Stock.

(11)	Includes options to purchase 6,375 shares of Common stock with a weighted average exercise price of $18.749 per share on or within 60 days of September 6, 2007. Excludes 165,447 shares of Class A Stock held as trustee by Michael J. Valentine (Michael J. Valentine is our Chief Financial Officer and Group President and a director of our company).

(12)	Includes options to purchase 1,625 shares of Common Stock with a weighted average price of $13.410 per share on or within 60 days of September 6, 2007.

(13)	Includes options to purchase 3,750 shares of Common Stock with a weighted average exercise price of $16.905 which are exercisable by Timothy R. Donovan on or within 60 days of September 6, 2007. Excludes (a) 32,803 shares of Common Stock held by Mr. Donovan’s spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Mr. Donovan and Ms. Karacic, (b) 3,280 shares of Common Stock held by Ms. Karacic as trustee of a certain trust, the beneficiary of which is Ms. Karacic’s sibling, and (c) 27,108 shares of Common Stock held by Ms. Karacic in her name. Mr. Donovan disclaims beneficial ownership of all of the foregoing excluded shares of Common Stock. Mr. Donovan’s mailing address is care of Allied Waste Industries, Inc., 18500 N. Allied Way, Phoenix, AZ 85054.

(14)	Includes options to purchase 6,250 shares of Common Stock with a weighted average exercise price of $11.976 which are exercisable by Governor Jim Edgar on or within 60 days of September 6, 2007.

(15)	Includes options to purchase 500 shares of Common Stock at $18.03 per share on or within 60 days of September 6, 2007.

(16)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2007, filed by Dimensional Fund Advisors, LP dated July 17, 2007. The principal office of Dimensional Fund Advisors, LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(17)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2007, filed by Pekin Singer Strauss Asset Management dated July 19, 2007. The principal office of Pekin Singer Strauss Asset Management is 21 South Clark Street, Suite 3325, Chicago, IL 60603.

(18)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2007, filed by Advisory Research, Inc. dated August 14, 2007. The principal office of Advisory Research, Inc. is 180 North Stetson, Suite 5500, Chicago, IL 60601.

(19)	Includes options to purchase a total of 111,275 shares of Common Stock (including the options referred to in footnotes 7, 9, 11, 12, 13, 14 and 15 above) at prices ranging from $3.438 to $32.30 per share which are exercisable by certain of the directors and executive officers on or within 60 days of September 6, 2007.
Change of Control
Jasper B. Sanfilippo, a member of our Controlling Group, has pledged as security 1,360,731 of his shares of Class A Stock. In addition, we understand that Marian Sanfilippo, also a member of our Controlling Group, pledged certain shares of our company’s stock that she holds. If Jasper and Marian Sanfilippo default any of their obligations under the agreements or the related loan documents pursuant to which they have pledged their shares, the other parties to the agreements may have the right to foreclose upon the pledged shares. Such a sale could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations.
In addition, because these shares are pledged to secure loans, the occurrence of an event of default could result in a foreclosure of the pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders, and it would also result in a default under certain material contracts to which our company is a party and require us to elect a new Board of Directors consisting of a majority of independent directors.
PROPOSAL 1: ELECTION OF DIRECTORS
Eight directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Two of such directors are to be elected by the holders of Common Stock voting as a class and the remaining six directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies shall vote such proxies for such other person or persons as shall be determined by such holders in their discretion or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.
The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.
NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.
Governor Jim Edgar, Director, age 61 – Gov. Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is also a teacher and lecturer. He has been in this position since January 1999. He was also a Resident Fellow at the John F. Kennedy School of Government at Harvard University in the 1999 fall semester. Gov. Edgar served as governor of Illinois from January 14, 1991, through January 11, 1999. Prior to his election, Gov. Edgar served as Illinois Secretary of State from 1981 to 1991. Gov. Edgar’s retirement from public office marked 30 years of state government service. Gov. Edgar serves on the board of directors of Alberto Culver Company, Scudder Mutual Funds, Horizon Group Properties, Inc., and Youbet.com. Gov. Edgar has been a member of our Board of Directors since October 1999 and is a member of our Audit Committee and the chairman of our Compensation, Nominating and Governance Committee (the “CNG Committee”).
Daniel M. Wright, Director, age 69 – Mr. Wright currently serves on the board of directors of RC2 Corporation, where he is the Chairman of the audit committee. Mr. Wright also serves on the board of directors of SC Companies, Inc., where he is the Chairman of the audit committee and a member of the Compensation Committee. Mr. Wright previously worked for Arthur Andersen LLP for 37 years as an auditor, where his clients consisted of privately-held and registered public companies. Mr. Wright was a Partner with Arthur Andersen from 1973 through August 1998, and became a certified public accountant in 1968. Throughout his career, and since his retirement in 1998, Mr. Wright has been active in numerous civic and philanthropic organizations. Mr. Wright has been a member of our Board of Directors since October 2005 and is a member of our Audit Committee and our CNG Committee.
NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.
Jasper B. Sanfilippo, Chairman of the Board and Director, age 76 – Mr. Sanfilippo has been employed by us since 1953. Mr. Sanfilippo served as our President from 1982 to December 1995 and was our Treasurer from 1959 to October 1991. He became our Chairman of the Board and Chief Executive Officer in October 1991 and has been a member of our Board of Directors since 1959. Mr. Sanfilippo was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). On May 8, 2006, our company’s Board of Directors approved a succession plan for our company’s Chief Executive Officer. In accordance with the succession plan, Mr. Sanfilippo resigned as Chief Executive Officer of our company in November 2006. Mr. Sanfilippo intends to retire as an employee of our company on January 1, 2008. Mr. Sanfilippo is the father of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company, the brother-in-law of Mathias A. Valentine, a director of our company, the uncle of Michael J. Valentine, a director and an executive officer of our company, and James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also the uncle by marriage of Timothy R. Donovan, a director of our company.

Jasper B. Sanfilippo, Jr., Chief Operating Officer, President, Treasurer and Assistant Secretary and Director, age 39 – Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003 upon the recommendation of our senior management and the unanimous approval of the Board of Directors. Mr. Sanfilippo has been employed by us since 1992 and in 2001 was named Executive Vice President Operations, retaining his position as Assistant Secretary, which he assumed in December 1995. He became our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. On May 8, 2006, our company’s Board of Directors approved a succession plan finalized and adopted at the Board of Directors meeting held on November 6, 2006. From and after November 6, 2006, Mr. Sanfilippo has served as our Chief Operating Officer and President. In February 2007, Mr. Sanfilippo was appointed as Treasurer of our company. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our Chairman, the nephew of Mathias A. Valentine, a member of the Board of Directors, the brother of Jeffrey T. Sanfilippo and the cousin of Michael J. Valentine, both of whom are executive officers and members of the Board of Directors, and James A. Valentine, one of our executive officers. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a member of our Board of Directors.
Jeffrey T. Sanfilippo, Chief Executive Officer and Director, age 44 – Mr. Sanfilippo has been employed by us since 1991 and was named its Executive Vice President Sales and Marketing in January 2001. Mr. Sanfilippo became a director of our company in August 1999. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. On May 8, 2006, our Company’s Board of Directors approved a succession plan finalized and adopted at the Board of Directors meeting held on November 6, 2006. From and after November 6, 2006, Mr. Sanfilippo has served as our Chief Executive Officer. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our Chairman of the Board, the nephew of Mathias A. Valentine, a director of our company, the brother of Jasper B. Sanfilippo, Jr., an executive officer and director, the cousin of Michael J. Valentine, an executive officer and director, and James A. Valentine, an executive officer. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company.
Mathias A. Valentine, Director, age 74 – Mr. Valentine had been employed by us since 1960 and was named its President in December 1995. He served as our Secretary from 1969 to December 1995, as our Executive Vice President from 1987 to October 1991 and as our Senior Executive Vice President and Treasurer from October 1991 to December 1995. He has been a member of our Board of Directors since 1969. Mr. Valentine was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Valentine retired from our company on January 3, 2006. Mr. Valentine is the brother-in-law of Jasper B. Sanfilippo, our Chairman of the Board, the father of Michael J. Valentine, a director and an executive officer, and James A. Valentine, an executive officer. Mr. Valentine is the uncle of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company. Mr. Valentine is also the uncle by marriage of Timothy R. Donovan, a director of our company.
Michael J. Valentine, Chief Financial Officer, Group President and Secretary and Director, age 48 – Mr. Valentine has been employed by us since 1987 and in January 2001 was named Executive Vice President Finance, Chief Financial Officer and Secretary. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. On May 8, 2006, our company’s Board of Directors approved a succession plan, which was finalized and adopted at the Board of Directors meeting held on November 6, 2006. Pursuant to the succession plan, Mr. Valentine was elected as our company’s Chief Financial Officer and Group President. In February 2007, Mr. Valentine was appointed as Secretary of our company. Mr. Valentine is the son of Mathias A. Valentine, a director of our company, the brother of James A. Valentine, an executive officer of our company, the nephew of Jasper B. Sanfilippo, our Chairman of the Board, and cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors. Mr. Valentine is also a first cousin by marriage of Timothy R. Donovan, a director of our company.
Timothy R. Donovan, Director, age 51 – Mr. Donovan recently began serving as the Executive Vice President, General Counsel, and Corporate Secretary for Allied Waste Industries. Previously, in March 2004, Mr. Donovan became a member of the board of directors of Tenneco Inc. (formerly known as Tenneco Automotive Inc.), one of the world’s largest producers of emissions control and ride control systems and products for the automotive industry. Mr. Donovan began serving as Tenneco’s Senior Vice President and General Counsel in August 1999. In December 2001, Mr. Donovan was promoted to Executive Vice President and General Counsel, where he served through July 2005. In addition to these positions, Mr. Donovan assumed the responsibility of Managing Director of Tenneco’s International Group from May 2001 to October 2004. Additional responsibility was transitioned to Mr. Donovan when he became Managing Director-Asia Pacific from October 2004 through July 2005, with responsibility for Australia, New Zealand, Asia and the Japanese original equipment business. In July 2005, Mr. Donovan was promoted to Tenneco’s Executive Vice President-Strategy and Business Development and General Counsel. Mr. Donovan was elected as a member of our Board of Directors in October 1999 and serves as the chairman of the Audit Committee and as a member of the CNG Committee. Mr. Donovan is a nephew by marriage of Mr. Jasper B. Sanfilippo, an executive officer and director of our company and Mr. Mathias A. Valentine, a director of our company, and the first cousin by marriage of Jasper B. Sanfilippo, Jr., Jeffrey T. Sanfilippo, Michael J. Valentine and James A. Valentine, each of whom is an executive officer and certain of whom are also directors. Mr. Donovan was a partner in the law firm of Jenner & Block LLP from 1989 until his resignation in September 1999, and from approximately 1997 through 1999 served as the Chairman of the firm’s Corporate and Securities Department and as a member of its Executive Committee. Mr. Donovan joined Jenner & Block LLP in 1982 after serving as a staff trial attorney at the Chicago District Counsel’s Office of the Internal Revenue Service.
CORPORATE GOVERNANCE
Director Independence
On June 21, 2004, Jasper B. Sanfilippo, his spouse Marian Sanfilippo and their five children (two of whom are directors and executive officers of our company) jointly filed a Schedule 13D indicating their intention to act together as a group. The Schedule 13D was amended on March 21, 2007. This group beneficially owns shares entitled to cast 52.2% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). Accordingly, under Nasdaq Marketplace Rule 4350(c)(5), we qualify as a “controlled company.” Pursuant to the provisions of the Nasdaq rules applicable to controlled companies, we are not required to have (i) a majority of independent directors, (ii) a nominations committee comprised solely of independent directors, or (iii) a compensation committee comprised solely of independent directors. Nevertheless, three of our nominees for election to the Board of Directors are independent and our CNG Committee is comprised solely of independent directors.
A director is independent, under Nasdaq Marketplace Rule 4200(a)(15) if (i) neither he, she or certain members of his or her family has been an executive officer of the company within the previous three years; (ii) he or she has not been an employee of the company at any time in the previous three years; (iii) neither he, she or certain family members have accepted compensation from the company (outside of certain identified compensation, such as payment for board service) in excess of $100,000 in any twelve month period within the previous three years; (iv) neither he, she or certain family members is a partner, controlling shareholder, or executive officer of an organization to which the company made or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (except solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); (v) neither he, she or certain family members is an executive officer of another entity where at any time during the past three years any of the executive officers of the company served of the compensation committee of such other entity; (vi) neither he, she or certain family members is a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years; and (vii) he or she does not have, in the opinion of the board of directors, any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A family member is defined by Nasdaq Marketplace Rule 4200(a)(14) as including a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home. Jasper B. Sanfilippo is the uncle by marriage of Timothy R. Donovan and the Management Team members are cousins of Timothy R. Donovan by marriage. However, because Timothy R. Donovan is not considered a “family member” pursuant to the Nasdaq rules, he qualifies as an independent director pursuant to Nasdaq Marketplace Rule 4200(a)(15).
Independence of the Board of Directors
The Board of Directors has determined that Governor Jim Edgar, Daniel M. Wright, and Timothy R. Donovan are independent under Nasdaq Marketplace Rule 4200(a)(15) and that such directors have no material relationships with our company that would compromise their independence. At the Board of Directors meeting held on September 8, 2006, our Board of Directors reviewed the independence of the non-management directors in accordance with Nasdaq Marketplace Rule 4200(a)(15). In carrying out that review, our Board of Directors sought to determine whether there are or have been any relationships which would interfere with Gov. Jim Edgar, Daniel M. Wright, and Timothy R. Donovan’s exercise of independent judgment in carrying out their responsibilities as directors. Specifically, our Board of Directors focused on their relationships with employees of our company and whether they, their family members or entities in which they have a significant interest, paid or received payments for property or services to or from our company. In particular, our Board of Directors considered Timothy R. Donovan’s familial relationship with certain members of the Management Team, Jasper B. Sanfilippo, and Roseanne Christman, and concluded that such relationship did not impact Timothy R. Donovan’s independence because: (i) his relationship with the Management Team, Jasper B. Sanfilippo and Roseanne Christman was sufficiently distant in that the relationships to those individuals are based upon marriage; and (ii) in his role as chief compliance officer and director of another public company, he had a full understanding of his responsibilities in respect to being an independent director.
Independence of the Compensation, Nominating and Governance Committee
As a controlled company, we are not required to maintain an independent committee overseeing our compensation and nominating policies and practices. However, as a matter of good corporate governance, the Board of Directors has nevertheless determined that our best interests are served by adopting such practices.
The CNG Committee is comprised of Gov. Jim Edgar, Chairman, Daniel M. Wright and Timothy R. Donovan. Each member of the CNG Committee is an “independent director” as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules.
Independence of the Audit Committee
The Board of Directors has determined that (i) each member of the Audit Committee is an “independent director” as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules and (ii) each member of the Audit Committee is “independent” for purposes of Section 10A of the Exchange Act.
Board Meetings and Committees
Board of Directors
Our Board of Directors met six times during fiscal 2007. All directors attended at least 75% of such meetings and the committees of the Board of Directors on which they served, and all directors attended the 2006 annual meeting of stockholders. Standing committees of the Board of Directors include the Audit Committee and the CNG Committee. The Audit Committee and CNG Committee have each adopted a charter which governs their activities. These committee charters are available on our website at www.jbssinc.com.
Compensation, Nominating and Corporate Governance Committee
On April 28, 2004, the Board of Directors approved the termination of the Compensation Committee and the creation of the CNG Committee. The CNG Committee is comprised of Gov. Jim Edgar, Chairman, Daniel M. Wright and Timothy R. Donovan, who are independent directors as described above. The CNG Committee held five meetings during fiscal 2007.
The CNG Committee reviews and makes recommendations to the Board of Directors with respect to the salaries, equity and other compensation of executive officers and non-management directors. The CNG Committee may solicit recommendations as to compensation of directors and executive officers from other members of the Board of Directors and executive officers. The CNG Committee may review market comparisons of the compensation of the chief executive officer and other executive officers that are prepared by its compensation consultant and our company, and review the compensation competitiveness of the company at all levels of employment. In carrying out its purposes, the CNG Committee is authorized to take all actions that it deems necessary or appropriate and may draw upon and direct such internal resources of the company and may engage such compensation consultants, search firms, legal advisors and other advisors as it shall deem desirable from time to time, at the cost and expense of the company. The CNG Committee has the sole authority to retain and terminate any such consultant, firm or advisor, including the sole authority to determine fees and terms of retention.
In fiscal 2007, the CNG Committee engaged Exequity, an independent compensation consultant, to review proposed fiscal 2007 base salaries and the Incentive Compensation Program (the “Incentive Compensation Program”). The results of Exequity’s review were used by the CNG Committee in determining executive officer and non-management director compensation. In addition, at the request of the CNG Committee, our company engaged Mercer to compare the existing salaries and incentive compensation programs of our executive officers and non-management directors with companies which are comparable as to size, industry, and other factors and to submit its report to Exequity for consideration.
The CNG Committee is also authorized to delegate to a subcommittee thereof the responsibilities provided for under its charter, so long as the member or members of such subcommittee are independent directors as contemplated by its charter.
In addition to the duties of the previously active Compensation Committee, the CNG Committee screens candidates considered for election to the Board of Directors. The CNG Committee makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and takes a leadership role in shaping our system of corporate governance. As part of its duties, the CNG Committee assesses the size, structure and composition of the Board of Directors and committees of the Board of Directors, coordinates evaluation of Board performance and reviews Board compensation.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2007, Gov. Jim Edgar (the Chairman of the CNG Committee), Daniel M. Wright and Timothy R. Donovan served as the sole members of the CNG Committee. Neither Governor Jim Edgar, Daniel M. Wright, or Timothy R. Donovan (i) was, during the fiscal year, an officer or employee of the company, (ii) was formerly an officer of the company, or (iii) had any related party transactions with the company other than those listed below.
Roseanne Christman, Director of Creative Services, is the sister-in-law of Timothy R. Donovan. Roseanne Christman’s total compensation for fiscal 2007 was $154,713 including $22,653 related to stock options exercised. The CNG Committee, of which Mr. Donovan is a member, did not set Roseanne Christman’s salary. However, the Audit Committee reviews and approves her salary along with other related persons. See “Review of Related Party Transactions” below.
Audit Committee
The company has a separately-designated standing audit committee. The Audit Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities. The Audit Committee also has sole authority to retain and terminate the Independent Registered Public Accounting Firm that audits our annual consolidated financial statements, evaluates the independence of the auditors, and arranges with the auditors the scope of the audit to be undertaken by them. In addition, this committee reviews our audited financial statements with management and the Independent Registered Public Accounting Firm, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in our proxy statement. Further, the Audit Committee reviews related party transactions for potential conflict of interest situations and makes inquiries as to whether such transactions would stand the test of competitive bids or arms length negotiations with an independent party. The Audit Committee is comprised of Timothy R. Donovan, Daniel M. Wright and Gov. Jim Edgar. The Audit Committee held twelve meetings during fiscal 2007.

The Board of Directors has determined that (i) each member of the Audit Committee is an “independent director” as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules, (ii) each member of the Audit Committee is “independent” for purposes of Section 10A of the Exchange Act, and (iii) Mr. Donovan, the chair of the Audit Committee, and Mr. Wright, a member of the Audit Committee, are “audit committee financial experts” as defined by the Securities and Exchange Commission (the “Commission”).
Stockholder Communication with Directors
We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding accounting or auditing matters, with respect to which we have established the “Anonymous Incident Reporting System for Accounting and Auditing Matters,” which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:
John B. Sanfilippo & Son, Inc.
Stockholder Communications with Directors
Attn: Corporate Secretary
1703 N. Randall Road
Elgin, Illinois 60123-7820
Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder and eligibility to submit such communication. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or an individual director. The Secretary will maintain originals of each communication received and provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors or the applicable individual director may elect to respond to the communication as each deems appropriate.
Director Attendance at Meetings
It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings of the Board and any committees on which the director may serve, as well as our annual meeting of stockholders, after taking into consideration the director’s other business and professional commitments, including service on the boards of other companies. Each director is expected to make his or her best effort to attend all special Board and Committee meetings.
DIRECTOR NOMINATIONS
Director Qualifications
While there is no single set of characteristics required to be possessed by each member of the Board of Directors, the CNG Committee will consider whether to nominate a candidate for director based on a variety of criteria, including: (i) the candidate’s personal integrity; (ii) whether the candidate has demonstrated achievement in one or more forms of business, professional, governmental, communal, scientific or educational endeavor sufficient to enable the candidate to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing our company; (iii) the level of familiarity of the candidate with our business and competitive environment; (iv) the ability of the candidate to function effectively in an oversight role; (v) the candidate’s understanding of the issues affecting public companies of a size and complexity commensurate with our business; and (vi) whether the candidate has, and is prepared to devote, adequate time to the Board of Directors and its committees. Under exceptional and limited circumstances, the CNG Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the CNG Committee believes the service of such nominee is in our best interests and those of our stockholders. In addition, the CNG Committee will ensure that:
•	at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

•	all three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the principal stock market on which our common shares are listed for trading;

•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Commission; and

•	at least one or more of the independent directors has experience as a senior executive of a public or substantial private company.
However, the CNG Committee considers certain items to be minimum requirements for nomination to our Board of Directors. Those requirements are: (i) a commitment to the duties and responsibilities of a director, (ii) the ability to meaningfully contribute to the Board’s supervisory management of the company and its officers, and (iii) an outstanding record of integrity in prior professional activities.
In selecting a nominee for our Board of Directors, the CNG Committee may receive suggestions from many groups including, but not limited to the company’s current and former executive officers and current and former Board members, which may or may not be in response to a request from the CNG Committee. As described below, the CNG Committee will also consider nominations from stockholders. From time to time, the CNG Committee may engage a third party for a fee to assist in identifying potential director candidates.
The CNG Committee may then evaluate the potential nominee using information collected from a variety of sources. Those sources include, but are not limited to, publicly available information, information provided by knowledgeable members of the company and information provided by the candidate. The CNG Committee may contact the potential nominee to determine his or her interest and willingness to serve as a director and may conduct one or more in person or telephonic interviews with the candidate. The CNG Committee may contact references of the candidate or other members of the professional community who may have relevant knowledge of the candidate’s qualifications and successes. The CNG Committee may compare the information to all such information collected for other potential candidates.
Nominations of Directors by Stockholders
The CNG Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock and Class A Stock. The CNG Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates, although the numbers of shares held and the length of time such shares have been held may be considered by the CNG Committee.
Stockholders wishing to nominate a director nominee may do so by sending the nominee’s name, biographical information and qualifications to the CNG Committee care of the Corporate Secretary, John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123-7820. On September 7, 2007, our Board adopted revised Bylaws that change the procedures by which security holders may recommend nominees to our Board. In accordance with the revised Bylaws, and in addition to demonstrating the nominee’s compliance with the criteria set forth above, all director nominations submitted by our stockholders must provide (i) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. In addition such notice shall include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our company’s books, and of such beneficial owner, (ii) the class and number of shares stock of our company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the nominee, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing requirements will be deemed satisfied by a stockholder if the stockholder has notified our company of his, her or its intention to present a nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s nomination has been included in a proxy statement that has been prepared by our company to solicit proxies for such annual meeting. Our company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of our company. To be considered, the submission must be received by us on or before the date applicable for stockholder proposals pursuant to Rule 14a-8 under the Exchange Act, as described below.
AUDIT COMMITTEE REPORT
Our Audit Committee has (i) reviewed and discussed the audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and (iii) received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, and has discussed the auditor’s independence with the Independent Registered Public Accounting Firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2007, and filed with the Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors.
Timothy R. Donovan, Chairman
Daniel M. Wright
Governor Jim Edgar
The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors
During fiscal 2007, compensation to directors who were not employees of our company was paid at the rate of $31,200 per year plus $1,600 for each Board or committee meeting attended and $1,100 for each telephonic meeting of the Board of Directors or committee meeting in which they participated. In addition, the Audit Committee Chairman received $10,400 and the CNG Committee Chairman received $5,200. Effective during the third quarter of fiscal 2007, director compensation was increased to the aforementioned amounts retroactive to the beginning of fiscal 2007. Directors are also reimbursed for their reasonable expenses incurred in attending such meetings. Directors who are employees of our company receive no additional compensation for their services as directors.
Under the 1998 Equity Incentive Plan, as amended (the “1998 Plan”), a director who is not an employee of our company, our subsidiary, or any of their affiliates (an “Outside Director”) is granted an option to purchase 1,000 shares of Common Stock on the date of his or her election to the Board of Directors, and on each date of his or her re-election to the Board of Directors. Although Mathias A. Valentine is an Outside Director, he is not currently eligible to participate in the 1998 Plan. Options granted to Outside Directors under the 1998 Plan are granted at an exercise price equal to the Fair Market Value (as defined in the 1998 Plan) of a share of Common Stock on the date of grant. Options granted to Outside Directors will become exercisable in equal increments of 250 shares of Common Stock on the first four anniversaries of the date of grant and expire 10 years following the date of grant. On November 6, 2006, Mr. Wright, Mr. Donovan and Gov. Edgar each were granted an option to purchase up to 1,000 shares of Common Stock at an exercise price of $11.03 per share under the 1998 Plan.

The aggregate compensation paid to or earned by non-employee directors during fiscal 2007 was $265,552, as detailed in the following table:
Director Compensation for Fiscal Year 2007

			Committee
	Total	Cash	Chairman	Meeting	Stock
	Compensation	Retainer	Retainer	Fees(1)	Options(2)
Director	$	$	$	$	$
Timothy R. Donovan(3)	82,817	31,200	10,400	31,300	9,917
Governor Jim Edgar(4)	76,517	31,200	5,200	30,200	9,917
Daniel M. Wright(5)	66,418	31,200	0	31,700	3,518
Mathias A. Valentine(6)	39,800	31,200	0	8,600	0

	265,552	124,800	15,600	101,800	23,352

(1)	During fiscal 2007, Daniel M. Wright, as a representative of the company’s independent directors, attended seven meetings with the company’s independent consultants. The total compensation paid to Mr. Wright, as a director in this capacity, was $1,500.

(2)	The amounts in the Stock Option column reflect the dollar amount recognized for financial statement reporting purposes for the year ended June 28, 2007, in accordance with SFAS 123R and include amounts attributable to stock options granted under our 1998 Plan. A discussion of the assumptions used in calculating the amounts shown in the column may be found in Note 10 to our audited consolidated financial statements for the year ended June 28, 2007, included in our Annual Report on Form 10-K filed with the Commission on September 11, 2007. The grant date fair value on November 6, 2006, of the 1,000 stock options awarded to each director, with the exception of Mathias A. Valentine who is not eligible to participate in the 1998 Plan, was $6,423.

(3)	As of June 28, 2007, Mr. Donovan had 5,500 stock options outstanding.

(4)	As of June 28, 2007, Gov. Edgar had 8,000 stock options outstanding.

(5)	As of June 28, 2007, Mr. Wright had 2,000 stock options outstanding.

(6)	Mr. Valentine retired as our President on January 3, 2006. At that time, he became entitled to the compensation paid to our non-employee directors, except that Mr. Valentine is not currently eligible to participate in the 1998 Plan.
COMPENSATION, DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis outlines the compensation paid to Jasper B. Sanfilippo, our Chairman of the Board, Jeffrey T. Sanfilippo, our Chief Executive Officer, Jasper B. Sanfilippo, Jr., our Chief Operating Officer and President, Michael J. Valentine, our Chief Financial Officer and Group President, James A. Valentine, our Chief Information Officer and Michael G. Cannon, our Senior Vice President of Corporate Operations (the foregoing, the “named executive officers”). Pursuant to a succession plan adopted by our Board, in November 2006, Jasper B. Sanfilippo resigned as our Chief Executive Officer and Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., Michael J. Valentine and James A. Valentine (the “Management Team”) were appointed to their respective positions. Jasper B. Sanfilippo, our current Chairman of the Board, plans to become a non-employee Chairman on January 1, 2008.

Publicly Traded and Family-Owned
In 1922, Gaspare Sanfilippo and his son, John Sanfilippo, founded our company as a small storefront pecan shelling operation located in Chicago, Illinois. In 1959, our company began to diversify by beginning to roast a variety of nut types. In 1963, Jasper Sanfilippo, Gaspare Sanfilippo’s grandson and our current Chairman of the Board, assumed the management of our company. Over the next forty years, Jasper Sanfilippo, along with Mathias A. Valentine, Jasper Sanfilippo’s brother-in-law and current member of the board, expanded our company from a storefront operation in Chicago, Illinois, to a vertically integrated nut company with operations located throughout the United States.
Unlike most other publicly traded companies, our company remains largely family owned and controlled. As discussed elsewhere in this proxy statement, the Sanfilippo and Valentine families control 52.2% and 24.3%, respectively, of the voting control of our company. In addition, our Board and our company’s management continue to be comprised of members of the Sanfilippo and Valentine families. Jasper B. Sanfilippo is the father of (and Mathias A. Valentine is the uncle of) Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. Mathias A. Valentine is the father of (and Jasper B. Sanfilippo is the uncle of) Michael J. Valentine and James A. Valentine.
Because the Sanfilippo family controls 52.2% of voting control of our company, under NASDAQ Marketplace Rule 4350(c)(5), we qualify as a “controlled company.” In accordance with the provisions of the NASDAQ rules applicable to controlled companies, we are not required to have a compensation committee comprised solely of independent directors. Even though our company is not required to have an independent compensation committee, we nonetheless decided to voluntarily comply with the NASDAQ provision. Accordingly, our CNG Committee is comprised of Timothy R. Donovan, Daniel M. Wright and Governor Jim Edgar, all of whom are independent directors under NASDAQ rules. As discussed below, when making decisions regarding the compensation of the named executive officers and other members of our executive team, the unique structure of our company impacts the CNG Committee’s decision-making process.
The Role of the CNG Committee
The CNG Committee of the Board of Directors, among other things, administers our company’s executive compensation program. The purpose of the CNG Committee is as follows:

•	To oversee the establishment of annual, long-term and other performance goals and objectives relevant to the compensation of the chief executive officer and other executive officers;

•	Evaluate the performance of the chief executive officer and other executive officers;

•	Review and recommend to the Board for approval the manner and amount of compensation and all other employment related terms and agreements with respect to the chief executive officer and all other executive officers;

•	Review and recommend to the Board for approval retirement, health and welfare and other benefit plans, policies and arrangements for the named executive officers of our company;

•	Administer all stock option, equity-related, incentive and other performance-related compensation plans and grant stock options and other awards; and

•	Review from time to time market comparisons of the compensation of the CEO and other executive officers.

Our company’s compensation philosophy is based upon principles designed to align executive compensation with our company’s objectives, management initiatives and business financial performance. In making decisions with respect to executive compensation, the Board of Directors and the CNG Committee apply the following key principles, among others:

•	Total compensation should be comparable (yet conservative) to that paid by our company’s primary competitors, to enable our company to attract and retain key executives critical to our success;

•	Our company should reward executives for long-term strategic management and the enhancement of stockholder value;

•	Our company should support a performance-oriented environment that rewards performance based on our company’s performance; and

•	Our total compensation structure should balance the costs and benefits associated with short-term versus long-term compensation and cash versus non-cash compensation to achieve continuous improvement in financial performance and enhance employee retention and recruiting.
Overview of Fiscal 2007 Executive Compensation Program
Our current Chairman of the Board, Jasper B. Sanfilippo, retired as our Chief Executive Officer in November 2006 and announced that he would become a non-employee Chairman of the Board in January 2008. Upon his retirement as Chief Executive Officer, Jasper B. Sanfilippo focused the majority of his efforts on the completion of our company’s new facility in Elgin, Illinois. The resignation of Jasper B. Sanfilippo as our Chief Executive Officer and the subsequent election of the Management Team to their respective positions marked an historic change in our company, as the next generation of members of the Sanfilippo and Valentine families assumed oversight of our company’s day-to-day operations. The Management Team, in preparation of assuming the management of our company, established an executive committee, which is comprised of members of the Management Team, as well as certain other executive officers, including Michael G. Cannon. The members of the executive committee work together to manage our company’s affairs, which includes meeting regularly with one another to discuss various aspects of our company’s operations. The Management Team has adopted this collaborative approach to management for several reasons, including (i) the Management Team’s view that the input of the non-Management Team executive committee members are essential to our company’s success and (ii) the Management Team’s belief that the familial relationship between the Management Team members lends itself a collaborative approach to management. After discussing with the Management Team its decision to create an executive committee, our CNG Committee decided to support the Management Team’s team-oriented management style by considering as a factor in compensation decisions the Management Team’s management philosophy. As a result of this factor, among others, in fiscal 2007 members of the executive committee, including members of the Management Team, were paid substantially similar amounts.
With respect to all areas of compensation, the CNG Committee regularly communicates with management. For example, management is usually present for a portion of every CNG Committee meeting. This allows the CNG Committee to solicit management’s feedback regarding various compensation matters, such as management’s views regarding salary increases and the components of the Incentive Compensation Program.
Fiscal 2007 Executive Compensation
Our total compensation program for the named executive officers and executive officers in fiscal 2007 consisted of both cash and, except with respect to Jasper B. Sanfilippo, equity based compensation in the form of stock options. Each executive officer’s annual cash compensation is comprised of a base salary and eligibility for an annual bonus under the Incentive Compensation Program. In addition to other standard benefits available to all salaried employees, we provide life insurance (including split-dollar life insurance) and participation in a Supplemental Employee Retirement Plan (“SERP”) for certain named executive officers.
Direct Compensation
Salary. In establishing named executive officer compensation, the CNG Committee recommends to the Board the level of base salary for named executive officers, including the Chief Executive Officer, and the executive officers. The CNG Committee generally determines such salary based on a number of factors and criteria, including the salaries paid by us to our named executive officers during the immediately preceding year, market increases to base salaries by companies in the

Compensation Comparison Group, our performance during the immediately preceding fiscal year, the performance of the named executive officers and executive officers during the immediately preceding fiscal year and the salaries paid to the named executive officers of certain other companies engaged in the similar business to our company with annual sales of between $241 million to $2 billion (the “Compensation Comparison Group”). The CNG Committee also regularly utilizes independent consultants, who assist the CNG Committee in establishing executive salaries. The weight and importance given each year to the foregoing factors, the individual components of each factor, and the decision whether to consider additional factors lies within the subjective discretion of the CNG Committee. For fiscal 2007, the CNG Committee, when determining base salaries of our named executive officers and executive officers, considered (i) the Management Team’s collaborative approach to management, (ii) the CNG Committee’s historical practices, (iii) the salaries paid by companies in the Compensation Comparison Group, (iv) the individual performance of management, (v) the executive officer’s role within our company and the executive officer’s potential and (vi) the input from the CNG Committee’s independent consultant. Based upon the foregoing factors, our CNG Committee decided to implement a 3.8% increase in the salaries paid to the named executive officers and executive officers of our company. Below is a summary of each individual factor considered by the CNG Committee.
     Management Philosophy. Due to the Management Team’s collaborative approach to management, it is the CNG Committee’s policy for the time being to pay the members of the executive committee approximately the same amount of base salary. The CNG Committee has concluded that this policy fosters cooperation between the executive committee members and supports the Management Team’s team-oriented approach to managing our company.
     Historical Practices. The CNG Committee historically reviews salaries that are applicable to our executive officers, including the Chief Executive Officer, at its first meeting date of each fiscal year. Typically, the CNG Committee reviews compensation components that existed in the prior fiscal year and then makes adjustments to those components for the new fiscal year.
     Compensation Comparison Group. In light of the Management Team’s philosophy discussed above, the CNG Committee did not use the salaries paid to similar executives by the Compensation Comparison Group to establish base salaries for our named executive officers, including the Chief Executive Officer, but did compare its determination of such salaries against the base salaries reported for named executive officers of the Compensation Comparison Group as an independent measure of reasonableness. The fiscal 2007 base salaries of our named executive officers set by the CNG Committee were, in general, at the medium range when compared to the base salaries of the Compensation Comparison Group executives. For example, as compared to salaries paid to executives in similar positions by members of the Compensation Comparison Group, our named executive officers’ salaries fell within the following ranges: (i) Jasper B. Sanfilippo’s base salary was in approximately the 50th percentile; (ii) Jeffrey T. Sanfilippo’s base salary was between the 50th and 75th percentile; (iii) Jasper B. Sanfilippo, Jr.’s base salary was between the 25th and 50th percentile; (iv) Michael J. Valentine’s base salary was between the 25th and 50th percentile; (v) James A. Valentine’s base salary was above the 75th percentile; and (vi) Michael G. Cannon’s base salary was between the 50th and 75th percentile. The foregoing ranges are not necessarily indicative of where the Management Team members’ current salary falls (as compared to the Compensation Comparison Group), because at the time the CNG Committee conducted its comparison, the Management Team members had not been appointed to their current positions.
     Independent Consultant. In addition to using the aforementioned criteria when setting base salary, the CNG Committee also utilized an independent consultant with expertise in the area to analyze whether the salaries of our named executive officers were in line with the market. The independent consultant reviewed the salaries of the named executive, and the contemplated change in such salaries, and advised the CNG Committee that the proposed changes to the named executive officers’ salaries would not place such salaries out of line with the market.
     Individual Performance. Notwithstanding the Management Team’s team-oriented approach to management, when setting the base salary for our executive officers in fiscal 2007, the CNG Committee informally reviewed the overall performance of our company’s management. Such review consisted of CNG Committee members’ observations of the Chief Executive Officer and other top officers’ performance throughout the fiscal year specifically in respect to: (i) fulfilling his job functions at a satisfactory level and (ii) contributing in a positive manner to our overall performance. The CNG Committee has recently decided to formalize the process of assessing the individual performance of the

Management Team. For fiscal 2008, the CNG Committee has approved a new SVA Plan (the “SVA Plan”) pursuant to which the individual performance of members of the Management Team will play a significant role in the named executive officers’ compensation. As discussed below under the heading “Fiscal 2008 and Beyond—Evolving Compensation Philosophy,” 20% of any payment awarded to the Management Team under the new plan will be discretionary (upward or downward) based upon the individual performance of the members of the Management Team. The CNG Committee is in the process of establishing (with the assistance of its independent consultant) specific individual criteria that the CNG Committee will use for its evaluation. The CNG Committee believes that the more formal evaluation process contemplated by the SVA Plan will result in improved communications with the Management Team of the CNG Committee’s expectations regarding performance and the continued improved performance of our Management Team.
Non-equity Incentive Compensation Program. When establishing the Incentive Compensation Program applicable to named executive officers and other executive officers and managers for fiscal 2007, the CNG Committee (i) set certain financial-based goals that would have to be attained in order for payments to be made under the Incentive Compensation Plan and (ii) considered the input from the CNG Committee’s independent consultant. Specifically, the CNG Committee established and communicated, with the help of its independent consultant, certain financial performance goals and “stretch goals”, based on growth in unit volume sold, net income and return on average invested capital with a minimum net income level established before any payments under the Incentive Compensation Program could be made, regardless of whether the other goals were attained. Incentive compensation for our named executive officers for fiscal 2007 was considered in accordance with the Incentive Compensation Program that is applicable to all of our company’s managers. The objective of the Incentive Compensation Program is to motivate our named executive officers, executive officers and managers to attain the established financial goals by rewarding them if certain pre-established financial goals are met for the upcoming fiscal year and to enhance the retention of all managers. Since the pre-established financial goals were not met in fiscal 2007, no amounts were paid out to the company’s managers, including our named executive officers, under the Incentive Compensation Program. The CNG Committee has approved a new incentive compensation plan for fiscal 2008 which relies upon a new financial measure. See “Fiscal 2008 and Beyond—Evolving Compensation Philosophy” below.
Discretionary Bonus Program. Our company did not have a discretionary bonus program in fiscal 2007. It is the CNG Committee’s policy that bonuses should be distributed pursuant to plans that contain pre-determined thresholds that must be achieved before bonus payments are made, such as the Incentive Compensation Program discussed above and the SVA Plan discussed below. The CNG Committee believes that plans with pre-determined thresholds, as opposed to discretionary bonus plans, result in motivating employees to improve our company’s performance.
Stock Options. When establishing stock option grants for the members of the executive committee in fiscal 2007, the CNG Committee primarily considered the CNG Committee’s historical practices and our Management Team’s collaborative approach to management.
Due to the Management Team’s pre-existing ownership interest in our company, the CNG Committee has not historically considered option grants, or other equity awards, as a substantial or key component to the compensation of the Management Team. Accordingly, option grants in previous years, as well as fiscal 2007, have been conservative. However, the CNG Committee recognizes that the Management Team’s large equity holdings in our company have resulted in aligning the Management Team’s interests with those of our company’s other stockholders. The CNG Committee believes that this alignment is beneficial to our company and thus annually awards stock options to all of our executive officers, including members of the Management Team. Jasper B. Sanfilippo is not eligible for stock option grants pursuant to the terms of the 1998 Plan.
In fiscal 2007, members of the executive committee, including Management Team members, were each granted 3,500 stock options. When deciding the amount of options to grant to the executive committee members in fiscal 2007, the CNG Committee considered the amount of options granted to the executive committee members in the preceding fiscal year and the responsibilities of the executive officer, including those responsibilities relating to the company’s new facility in Elgin, Illinois. In addition, due to the Management Team’s collaborative approach to management, each member of the executive committee (including the Management Team members) were granted the same amount of stock options. The CNG Committee historically approves the amount of options to be granted for any given fiscal year at the first CNG

Meeting held during the fiscal year (typically, in September). Prior to the fiscal 2007 grant, the grant date was two business days after the approval date. For the fiscal 2007 annual stock option grant and future years’ grants, management requested that the grant date be set on the tenth business day after the grant approval date for administrative, compliance and governance reasons. The CNG Committee approved this request for the fiscal 2007 stock option grant and for grants in future years. For the fiscal 2007 annual stock option grant, the CNG Committee approved the grant on September 8, 2006, with a grant date of September 22, 2006, and we issued our fiscal 2006 earnings release on September 7, 2006.
Pursuant to the terms of the 1998 Plan, and consistent with the tax rules for incentive stock options, members of the Management Team, who are each deemed to be holders of more than 10% of the total combined voting power of our company for purposes of the 1998 Plan, are treated differently than other non-Management Team 1998 Plan participants. For example, pursuant to the terms of the 1998 Plan, options granted to employees who are 10% holders must have an exercise price of not less than 110% of the NASDAQ closing price of our stock on the grant date, while the exercise price for all other participants must be not less than the NASDAQ closing price of our stock on the grant date. Similarly, options granted to 10% holders have a five year period during which the option may be exercised, while options granted to all other 1998 Plan participants have a ten year period during which the options may be exercised.
The stock option grants give an executive committee member the right to buy a share of the company’s common stock in the future at a predetermined “exercise price.” All options granted to members of the Management Team: (i) are incentive stock options; (ii) have an exercise price equal to 110% of the of the NASDAQ closing price on the grant date; (iii) have a 5-year term; (iv) vest at 25% annually commencing on the first anniversary of the date of the grant and become fully exercisable on the fourth anniversary of the date of the grant; and (v) expire if the individual’s employment with the company terminates. In contrast, the options granted to the other key decision makers have and exercise price equal to 100% of the grant price and have a 10 year term.
In order to enhance our company’s management recruiting efforts, the CNG Committee has authorized the Management Team to grant up to 1,500 stock options to each new management hire at its discretion. The CNG Committee is informed of these grants for a particular fiscal year on the date of the first CNG Committee meeting that is held in the succeeding fiscal year. These grants are issued at the employment start date with the grant date being the tenth business day following the employment start date, and the exercise price is the closing price on the NASDAQ market on the grant date. In fiscal 2007, the Management Team awarded one grant to a new hire who is not a named executive officer. In future years, it is possible that the Management Team could make such an award to a new hire who could become a named executive officer in the fiscal year when the employment started or in future fiscal years.
Stock Ownership Guidelines. Due to the significant equity interests of the Sanfilippo and Valentine families in our company, the company has not established stock ownership guidelines.
Compensation Comparison Group. As discussed above, for fiscal 2007 the CNG Committee benchmarked the compensation of our company’s named executive officers to nineteen (19) companies comprising the Compensation Comparison Group. The purpose of the comparison is not to set salaries, but to ensure that salaries paid to our named executive officers are in line with the market. Fourteen (14) of the companies chosen as the Compensation Comparison Group were selected based on their fiscal and operational similarities to our company in the following areas: sales, volume, distribution channels and country of headquarters, with all of the companies being in the food industry. Five (5) companies were chosen based upon other criteria, such as sale of consumer products and sales volume. The companies in the Compensation Comparison Group have yearly sales between $241 million to $2.0 billion, and all but one are based in the United States. For this past fiscal year, the Compensation Comparison Group consisted of the following companies:
Smucker (Jm) Co.
Flower Foods Inc.
Ralcorp Holdings Inc.
Lancaster Colony Corp.
Sensient Technologies Corp. Commerce
Artic Cat Inc.
Lance Inc.

Playtex Products
Nautilus Inc.
Hain Celestial Group Inc.
Yankee Candle Co.
Appilica Inc.
Tootsie Roll Industries Inc.
Diamond Foods
J & J Snack Foods Corp.
SunOpta Inc.
B&G Foods Holdings Corp.
Mgp Ingredients Inc.
Seneca Foods Corp.
Company-Provided Benefits
In addition to the direct compensation described above, our company offers certain other benefits to the named executive officers and executive officers. At this time, our company does not maintain any employment agreements with its employees.
Life Insurance. We provide certain named executive officers with life insurance. We also maintain split-dollar life insurance policies on the joint lives of Jasper B. Sanfilippo and his spouse (see “Executive Compensation — Summary Compensation Table”). In December 2003, the ownership of the split-dollar life insurance policies was transferred to us and all existing equity collateral assignment arrangements were converted into non-equity endorsement arrangements. Under the new endorsement arrangements, at the death of the employee, our company will receive the total amount of premiums it has paid, and the beneficiaries of the policy will receive the remainder of the death benefit. This will allow the beneficiaries of the policy to offset any inheritance taxes associated with shares of Class A Stock bequeathed to them, which will help to ensure the stability of the company’s ownership structure.
Company-Sponsored Retirement Plans. Our company offers several retirement plans for eligible employees, as follows:
     401(k) Plan. The company’s 401(k) Plan is a tax-qualified defined-contribution retirement plan. All non-union employees who are twenty-one years of age or older and have completed one year of service, including the named executive officers, are eligible to participate in our 401(k) Plan. All participants in our 401(k) Plan may receive company matching contributions of 50% of the employee’s contribution; however, the match may not exceed 4% of an employee’s salary. Additionally, the CNG Committee may approve an additional match of up to 2% of an employee’s salary subject to the 50% limitation. The CNG Committee approved this additional 2% matching contribution in fiscal 2007. Our company contributed $29,348 as matching funds under the 401(k) Plan for fiscal 2007 for the named executive officers as a group. $6,515 of the matching funds that were contributed by our company in calendar 2006 were forfeited and returned to our company in order to comply with the discrimination testing provisions set forth in Section 401(k) of the Internal Revenue Code.
     SERP. On August 2, 2007, the CNG Committee approved a restated SERP for certain named executive officers and key employees of our company, effective as of August 25, 2005. The restated SERP changes the plan adopted on August 25, 2005, to, among other things, clarify certain actuarial provisions and incorporate new Internal Revenue Service requirements. The current SERP participants are Jasper B. Sanfilippo, Mathias A. Valentine and members of the Management Team. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits upon retirement, disability or death to participants. The CNG Committee believes that the SERP is a useful tool in motivating employees that are key to our company’s success and helps to ensure that the benefits provided by our company are competitive with the market. The current plan participants were chosen by our CNG Committee based upon numerous factors, including the seniority of the participant, the participant’s role within our company, and the participant’s illustrated commitment and dedication to our company. As discussed elsewhere in this Proxy Statement, participants with at least five years of employment are eligible to receive monthly benefits from the SERP after separating from service with our company, provided such participant’s employment is not terminated for “cause” as defined in the SERP.
Perquisites. Our company provides a minimal amount of perquisites to key named executive officers, including Jasper B. Sanfilippo and members of the Management Team. The perquisites provided in fiscal 2007 were club memberships, travel expenses for spouses on business trips, car allowances, personal use of company vehicles or a direct car allowance and, for Michael G. Cannon, relocation and moving expenses. We have provided additional information on perquisites in the chart entitled “Perquisites and Other Personal Benefits.”
Fiscal 2007 Chief Executive Officer Compensation
Jeffrey T. Sanfilippo was appointed our Chief Executive Officer in November 2006. The Chief Executive Officer’s fiscal 2007 base salary was $279,414. The Chief Executive Officer’s fiscal 2007 base salary was below the range of the base salaries of chief named executive officers of the companies in the Compensation Comparison Group. As stated above, at this time the CNG Committee concurs with the Management Team’s belief that it is in the best interests of our company to pay members of the executive committee, including the Chief Executive Officer, similar base salaries. The Chief Executive Officer was awarded no bonus in fiscal 2007, pursuant to the formulas established for him under the Incentive Compensation Program described above. In fiscal 2007, we also provided the Chief Executive Officer with life insurance, matching 401(k), stock options and benefits under the SERP, as described in greater detail above.
Fiscal 2008 and Beyond—Evolving Compensation Philosophy
On September 7, 2007, the CNG Committee recommended for approval to the Board a Sanfilippo Value Added Plan for fiscal 2008.  The Board, based upon the CNG Committee’s recommendation, approved the SVA Plan with a directive that the CNG Committee’s independent consultants prepare a written SVA Plan for final review and approval.  The SVA Plan replaces the existing Incentive Compensation Program discussed above, which has terminated.  For fiscal 2008, the new SVA Plan will reward for year-over-year improvement in our after-tax net operating financial performance in excess of our annual cost of capital.  The CNG Committee believes that the SVA Plan will motivate plan participants to help our company achieve improved financial performance and manage working capital and fixed capital more effectively.
The Management Team worked with a consultant to help focus the creation of a value-driven company culture and a performance turnaround, including the design of supporting incentives.  After several months of planning, the Management Team, along with its consultants, proposed the SVA Plan to the CNG Committee and its independent consultants.  The Management Team shared with the CNG Committee and its independent consultants its belief that the SVA Plan will motivate plan participants to work closely together towards significantly improving our company’s performance.  After much consideration and certain modifications recommended by the CNG Committee’s independent consultants, the CNG Committee concurred that the SVA Plan is in our company’s best interest and recommended the SVA Plan to the Board for approval.
The SVA Plan provides for payments to participants upon a significant improvement in our company’s SVA. Participants include members of the Management Team and other key decision-makers.  Each SVA Plan participant has a bonus target ranging from 20% to 60% of the participant’s base salary.  All members of the executive committee, including the named executive officers, will have a bonus target of 60%. The CNG Committee chose this bonus target in light of the Management Team’s collaborative approach to management and the substantial responsibility held by each executive committee member. Depending on the performance of our company, an SVA Plan participant may be eligible to earn a multiple of his or her bonus target. For example, upon achieving an approximately 50% improvement in SVA in fiscal 2008, an SVA Plan participant is eligible to receive 150% of the participant’s bonus target (e.g., 150% of 20-60% of base salary, as applicable). This payment is subject to the plan’s bank feature which is discussed in greater detail below. The CNG Committee believes that tying SVA Plan payments to improvements in our company’s SVA is in our company’s best interests, even if SVA Plan payments are made during years that our company is unprofitable. This is because such payments will motivate participants to continuously strive towards our company’s improved performance.  Up to 20% of any SVA Plan payment to the Management Team will be discretionary, based upon the participant’s individual performance as assessed by the CNG Committee.  With the assistance of its independent consultants, the CNG Committee is in the process of establishing performance criteria that the CNG Committee will use as a basis for potentially adjusting the bonus determined for the Management Team based on SVA performance results.
Furthermore, the SVA Plan includes a “bonus bank,” which will result in a portion of any SVA Plan award being held back and paid to the participant only upon the continued favorable performance of our company and continued employment by our company.  The CNG Committee believes that the bonus bank concept will encourage the retention of plan participants and foster greater commitment among participants to work towards our company’s increased financial performance over the long term.  The CNG Committee anticipates that the final written form of the SVA Plan will be adopted and approved by the CNG Committee and the Board on or before our company’s annual meeting on November 5, 2007.
Policy With Respect to Qualifying Compensation for Tax Deductibility
Our company’s ability to deduct compensation paid to covered employees, including several named executive officers, for tax purposes is generally limited by Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to $1.0 million annually. Covered employees include the chief executive officer and the three highest paid executive officers in our company other than the chief financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. We view preserving tax deductibility consistent with Section 162(m) as an important objective, but not the only objective, in establishing executive compensation. The CNG Committee has taken appropriate actions, to the extent it believes feasible, to preserve the tax deductibility of stock option awards pursuant to Section 162(m). The remainder of our company’s executive compensation program is not intended to meet the requirements of Section 162(m) performance-based compensation because our company does not expect that any covered employee’s compensation under Section 162(m) will exceed the $1.0 million annual limit in the foreseeable future.
The CNG Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and our company realizes a tax deduction upon the payment to/realization by the executive. We account for our stock option grants under SFAS 123R and use the Black-Scholes option pricing formula for determining the “fair value” of our stock options at grant.
Summary Compensation
The Summary Compensation Table provides total compensation for the last completed fiscal year for each of our company’s named executive officers.
The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, equity awards – consisting of stock options – and all other compensation, which includes among other things the value of perquisites and 401(k) contributions (see the table below entitled “Perquisites and Other Personal Benefits for Fiscal Year 2007”). The Summary Compensation Table also includes a column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” For certain of our company’s named executive officers, this includes only the change in value of our company’s Supplemental Retirement Plan (see footnote (3)), which is an actuarial estimate of the cost of benefits. As stated before, Jasper B. Sanfilippo intends to retire as an employee on January 1, 2008. Please see the Compensation, Discussion and Analysis section for an explanation of the amount of salary and bonus in proportion to total compensation.

Summary Compensation Table for Fiscal Year 2007

					Change in
					Pension Value
					and Nonqualified
				Non-Equity	Deferred
Name and Principal			Option	Incentive	Compensation	All Other
Position	Year	Salary	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Jeffrey T. Sanfilippo	2007	$279,414	$19,716	$—	$41,260	$8,308	$348,698
Chief Executive Officer

Michael J. Valentine	2007	$279,414	$19,716	$—	$55,996	$16,340	$371,466
Chief Financial Officer and Group President

Jasper B. Sanfilippo(5)	2007	$622,523	$—	$—	$150,264	$189,787	$962,574
Chairman of the Board

Michael G. Cannon	2007	$227,074	$7,422	$—	$—	$98,373	$332,869
Senior Vice President of Corporate Operations

Jasper B. Sanfilippo, Jr.	2007	$279,414	$19,716	$—	$25,680	$14,619	$339,429
Chief Operating Officer and President

James A. Valentine	2007	$279,414	$19,716	$—	$40,151	$10,348	$349,629
Chief Information Officer

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended June 28th, 2007, in accordance with SFAS 123R and include amounts attributable to stock options granted under our 1998 Plan. A discussion of the assumptions used in calculating the amounts shown in the column may be found in Note 10 to our audited consolidated financial statements for the year ended June 28, 2007, included in our Annual Report on Form 10-K filed with the Commission on September 11, 2007.

(2)	There were no payments made in fiscal 2007 under the Incentive Compensation Program because our minimum net income threshold was not achieved.

(3)	On August 2, 2007, the Compensation, Nominating and Corporate Governance Committee approved a restated SERP for certain executive officers and key employees of the Company, effective as of August 25, 2005. The SERP is an unfunded, non-qualified benefit plan that will provide eligible participants with monthly benefits upon retirement, disability or death, subject to certain conditions. The amounts shown in this column reflect the aggregate change in actuarial value of the named executive officers’ accumulated benefit under SERP from June 30, 2006, to June 28, 2007, our SERP plan measurement dates used for financial reporting purposes. Assumptions used to calculate the amounts can be found immediately after the 2007 SERP Benefits Table. None of our named executive officers earned above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified.

(4)	The table below entitled “Perquisites and Other Personal Benefits for Fiscal Year 2007” shows the components of the amounts included for each named executive officer under the All Other Compensation column in the Summary Compensation Table.

(5)	Jasper B. Sanfilippo intends to retire as an employee of our company on January 1, 2008.
Perquisites and Other Personal Benefits for Fiscal Year 2007

	Personal
	and					Relocation/
	Family		401(k)	Executive Life	Car	Moving
Name	Travel	Memberships	Match(1)	Insurance(2)	Allowance(3)	Expense(4)
Jeffrey T. Sanfilippo	$—	$85	$5,580	$1,099	$1,544	$—
Michael J. Valentine	$—	$350	$6,742	$1,101	$8,147	$—
Jasper B. Sanfilippo	$—	$35	$6,750	$182,436	$566	$—
Michael G. Cannon	$—	$—	$1,581	$540	$6,000	$90,252
Jasper B. Sanfilippo, Jr.	$1,567	$—	$5,453	$1,099	$6,500	$—
James A. Valentine	$—	$—	$3,242	$1,106	$6,000	$—

(1)	Matching Contributions to our company’s 401(k) Plan.

(2)	Includes $144,225 of premiums paid by us under the amended split-dollar agreement with Jasper B. Sanfilippo covering certain joint and survivor life insurance policies issued on the joint lives of Jasper B. Sanfilippo and his spouse. Also includes $32,314 of life insurance premiums and $5,897 for the term portions of the split-dollar life insurance premiums of Jasper B. Sanfilippo. The other amounts represent life insurance premiums paid on behalf of the remaining named executive officers.

(3)	Represents the named executive officers’ personal usage of a company car or a direct car allowance paid to a named executive officer.

(4)	We pay relocation expenses for newly hired executive officers and other newly hired employees who are required to relocate as a condition of employment. We believe that this is a typical benefit offered by comparable companies to executives who are required to relocate and that we would be at a competitive disadvantage in recruiting executives and other candidates if we did not offer relocation assistance in these circumstances. Reimbursement of relocation expenses for Mr. Cannon was subject to a negotiated cap and payment of the reimbursement was conditioned upon the submission of invoices and receipts evidencing actual expenditures. Included in the relocation and moving expense for Michael G. Cannon is a $50,000 reimbursement of the broker commissions incurred for selling his existing home, $24,666 to cover the income tax liability he incurred as a result of our paying his broker commission, $14,850 of costs associated with the moving of his possessions and $736 of costs associated with searching for a new home.

Company-Sponsored Retirement Plans
The purpose of the SERP is to provide Management Team and the Chairman with a meaningful retirement benefit that is not available to these executives under our company’s 401(k) plan. If a participant in the SERP separates from service on or after age 65, benefits will be payable to the participant for life. The monthly installments will be paid at a rate equal to (a) one-twelfth of 50% of the participant’s highest consecutive 5-year average annual base salary and bonus earned during the participant’s final 10 years of service, multiplied by (b) the number of full years employed by the company divided by the greater of (i) 20 or (ii) the number of full years the participant would have been employed if he had been employed by the company from his hire date through attainment of age 65 (which quotient shall not exceed 1.0). In the event that the participant’s benefits commence after his attainment of age 65, the participant’s benefit as otherwise computed under the SERP shall be adjusted for the time value of money (interest only) from age 65 to age at actual retirement. Jasper B. Sanfilippo has already reached age 65. If the participant has a beneficiary (the beneficiary being determined at the time benefits commence), the benefits will be in the form of a joint and 100% contingent annuitant benefit, which is the actuarial equivalent of the participant’s life-only benefit. If a participant separates from service prior to age 65 and has achieved ten years of service, certain early reduced retirement benefits may be available. Payments under the SERP are subject to a deduction for social security and other offset amounts. The SERP participants are responsible for their portion of such payments.
The present value of accumulated benefits for each of the executive officers listed is based upon the following: (i) in determining the number of years of credited service at retirement age, the retirement age is 65 years for all executives except for the Chairman whose current age is used; (ii) the annual retirement payment is 50% of current compensation; (iii) the discount rate is 6.44%; and (iv) the IRS 2002 Mortality Table Post-retirement was used to determine life expectancy after the retirement date. Further discussion of the assumptions used in calculating the amounts shown below may be found in Note 12 to our audited consolidated financial statements for the year ended June 28, 2007, included in our Annual Report on Form 10-K filed with the Commission on September 11, 2007.
Pension Benefits Table for Fiscal Year 2007

Name of Principal &		Number of Years of	Present Value of	Payments During
Position(1)	Plan Name	Credited Service(2)	Accumulated Benefits	Last Fiscal Year
Jasper B. Sanfilippo, Chairman	Supplemental Retirement Plan	53	$5,377,165	$0
Michael J. Valentine, CFO	Supplemental Retirement Plan	20	$309,607	$0
Jeffrey T. Sanfilippo, CEO	Supplemental Retirement Plan	16	$211,275	$0
James A. Valentine, CIO	Supplemental Retirement Plan	21	$212,222	$0
Jasper B. Sanfilippo, Jr., COO	Supplemental Retirement Plan	16	$124,672	$0

(1)	Michael G. Cannon is not a participant on our company’s SERP.

(2)	The number of years of credited service reflect the actual number of years of service performed by each named executive officer. It is our company’s policy not to credit extra years of service to SERP participants.
Grants of Plan Based Awards:
Our company’s award-based compensation for senior executives, including the named executive officers, consists of equity awards in the form of stock options under our 1998 Plan and potential payments under out Incentive Compensation Program. The following table provides information on the equity awards in fiscal 2007 for the named executive officers as well as potential payments under our company’s Incentive Compensation Program. No payments were made pursuant to our company’s Incentive Compensation Program because the minimum net income threshold was not achieved. With respect to stock option awards under our company’s 1998 Plan, the table includes the grant date of each stock option award, the number of stock options granted, the exercise price of the stock options, the closing price of our company’s common stock on the date of grant and the grant date fair value of stock option awards.

Grants of Plan Based Awards for Fiscal Year 2007

						All Other
						Option	Exercise
						Awards:	or Base	Closing
		CNG	Estimated Future Payouts			Number of	Price of	Price on	Grant Date
		Committee	Under Non-Equity Incentive			Securities	Option	Grant	Fair Value
	Grant	Approval	Plan Awards(2)			Underlying	Awards	Date	of Option
Name	Date(1)	Date	Threshold	Target	Maximum	Options (#)	($/Share)(3)	($/Share)	Awards $(3)
Jeffrey T. Sanfilippo	9/22/2006	9/8/2006	—	169,167	253,751	3,500	10.99	9.99	15,823

Michael J. Valentine	9/22/2006	9/8/2006	—	169,167	253,751	3,500	10.99	9.99	15,823

Jasper B. Sanfilippo	—	—	—	376,896	565,344	—	—	—	—

Michael G. Cannon	9/22/2006	9/8/2006	—	103,109	154,663	3,500	9.99	9.99	19,683

Jasper B. Sanfilippo, Jr.	9/22/2006	9/8/2006	—	169,167	253,751	3,500	10.99	9.99	15,823

James A. Valentine	9/22/2006	9/8/2006	—	169,167	253,751	3,500	10.99	9.99	15,823

(1)	The September 22, 2006, awards were granted under the 1998 Plan.

(2)	The Incentive Compensation Program uses several performance factors in determining the amount (if any) of a bonus distributed pursuant to the plan. The performance factors used in the calculation are net income, unit volume growth, return on average invested capital and safety/incident rate. These performance factors are weighted differently for administrative and operations personnel. A minimum net income threshold must be achieved in order to receive a bonus. Once the minimum net income threshold is achieved, a percentage of the bonus target for each participant is paid to the employee. The percentage of the bonus target a participant for which a participant is eligible is dependent on the participant’s position with the company, the performance factors that were achieved and the level the performance factors were achieved. There were no payments made in fiscal 2007 under the Incentive Compensation Program because our minimum net income threshold was not achieved.

(3)	The amounts shown in this column represent the grant date fair value of each equity award as determined in accordance with FAS 123R. For administrative and compliance purposes, and with the CNG Committee’s approval, the grant date occurs on the tenth business day following the date the CNG Committee approves the grants. The CNG Committee reviews and approves option grants under the 1998 Plan at the first CNG Committee meeting of our company’s fiscal year (typically in September). Vesting occurs at 25% per year for the first four years following the grant date. In accordance with the terms of the 1998 Plan (i) in the case of the Management Team, stock options expire on the fifth anniversary date of the grant date, and the exercise price is 110% of the NASDAQ closing price on the grant date and (ii) the case of Mr. Cannon (and all other participants in the 1998 Plan that are not deemed to be 10% owners of our company’s stock), stock options expire on the tenth anniversary date of the grant date, and the exercise price is the NASDAQ closing price on the grant date. For fiscal 2007, grants were issued to all upper level managers with a rank of senior manager or higher with the exception of the Chairman, who is not eligible to receive options under the 1998 Plan. Senior managers each were awarded 2,500 shares, and vice presidents or higher, including the named executive officers, each received 3,500 shares. Option grants in fiscal 2007 were not tied to any performance criteria. In the event of termination of employment by resignation or for cause, all unexercised options are forfeited at the termination date. In the event of termination by reason of death, options to the extent exercisable may be exercised at any time within one year after the date of death. In the event of termination by reason of retirement under the provisions of a retirement plan, options to the extent exercisable may be exercised at any time within 90 days after the date of death or one year from the retirement date if the grantee dies during the 90-day period. In the event of termination by reason of permanent disability, options to the extent exercisable may be exercised at any time within one year after the termination date. Provided that our company does not give notice to stock option grantees of its intent to cancel all unexercised options as of the date of change in control, all unexercised options may be exercised commencing on the date of change in control. Once awarded, grants cannot be modified in any other respect.
Outstanding Equity Awards
The following table provides information on outstanding stock option awards held by the named executive officers as of June 28, 2007. All outstanding stock option awards were granted pursuant to the 1998 Plan. As discussed above in the Compensation, Discussion & Analysis section, pursuant to the terms of the 1998 Plan, option grants made to Management Team members must expire within five years of the grant date and have an exercise price of not less than 110% of the NASDAQ closing price of our stock on the grant date. Option grants made to all other eligible employees must expire within ten years of the grant date and have an exercise price of not less than the NASDAQ closing price of our stock on the grant date. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. The outstanding stock option awards listed in the below table are not based upon achieving threshold performance goals. None of the named executive officers exercised stock options in fiscal 2007.
Outstanding Equity Awards at Fiscal Year End 2007

	Option Awards
	Number of Securities	Number of
	Underlying	Securities
	Unexercised	Underlying			Option
	Options(#)	Options(#)		Option Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Jeffrey T. Sanfilippo	2,500	2,500	(1)	19.833	10/29/2009
	875	2,625	(1)	20.306	8/29/2010
	—	3,500	(1)	10.990	9/22/2011

Michael J. Valentine	2,500	2,500	(1)	19.833	10/29/2009
	875	2,625	(1)	20.306	8/29/2010
	—	3,500	(1)	10.990	9/22/2011

Jasper B. Sanfilippo(2)	—	—		—	—

Michael G. Cannon	375	1,125	(2)	17.400	10/17/2015
	—	3,500	(2)	9.990	9/22/2016

Jasper B. Sanfilippo, Jr.	2,500	2,500	(1)	19.833	10/29/2009
	875	2,625	(1)	20.306	8/29/2010
	—	3,500	(1)	10.990	9/22/2011

James A. Valentine	2,500	2,500	(1)	19.833	10/29/2009
	875	2,625	(1)	20.306	8/29/2010
	—	3,500	(1)	10.990	9/22/2011

(1)	The stock options were granted under the 1998 Plan and vest 25% per year beginning on the first anniversary of the date of grant. Accordingly, of the 2,500 stock options held by the referenced named executive officer with an exercise price of $19.833, 1,250 will become exercisable on each of October 29, 2007 and October 29, 2008. Of the 2,625 stock options held by the referenced named executive officer with an exercise price of $20.306, 875 became exercisable on each of August 29, 2007, August 29, 2008 and August 29, 2009. Of the 3,500 stock options held by the referenced named executive officer with an exercise price of $10.990, 875 became exercisable on each of September 22, 2007, September 22, 2008, September 22, 2009 and September 22, 2010. These options expire on the fifth anniversary of the grant date. The grant date of each option is listed in the table below by expiration date.

Expiration Date	Grant Date
10/29/2009	10/29/2004
8/29/2010	8/29/2005
9/22/2011	9/22/2006

(2)	The stock options were granted under the 1998 Plan and vest 25% per year beginning on the first anniversary of the date of grant. Accordingly, of the 1,125 stock options held by Michael G. Cannon with an exercise price of $17.400, 375 became exercisable on each of October 17, 2007, October 17, 2008 and October 17, 2009. Of the 3,500 stock options held by Michael G. Cannon with an exercise price of $9.990, 875 became exercisable on each of September 22, 2007, September 22, 2008, September 22, 2009 and September 22, 2010. These options expire on the tenth anniversary of the grant date. The grant date of each option is listed in the table below by expiration date.

Expiration Date	Grant Date
10/17/2015	10/17/2005
9/22/2016	9/22/2006

(3)	Pursuant to the terms of the 1998 Plan, Jasper B. Sanfilippo is not eligible to receive option grants.
Other Post Employment Payments
Under the SERP, amounts for which appear in the Pension Benefits Table above, the Management Team and our Chairman may receive post employment payments at the termination of employment, other than for “cause”, by reasons including retirement, disability or death and if the participant has at least five years of employment with our company. Upon a termination for cause, all benefit rights under the SERP will terminate and be forfeited. Pursuant to the terms of the SERP, the employment of a participant shall be deemed to have been terminated by our company for “cause” if a participant has: (a) engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; (b) willfully refused (except by reason of incapacity due to accident or illness) to perform substantially his duties, provided that such refusal shall have resulted in demonstrable material injury to our company or its subsidiaries; or (c) willfully engaged in gross misconduct materially injurious to our company. If a member of the Management Team or our Chairman separates from our company on or after age 65 (other than for cause), that Management Team member will receive the full benefit under the formula described under the Pension Benefits Table. If a member of the Management Team separates from our company before age 65 (other than for cause), has attained the age of 55 and has been credited with at least ten years of employment at the time of termination of employment, that Management Team member will receive the actuarial equivalent of the age 65 benefit, to be paid as soon as feasible on or after the participant’s attainment of age 55. If a Management Team member separates from our company before age 65 and has not been credited with at least 10 years of employment, that Management Team member’s benefits may not commence until the attainment of age 65. All members of the Management Team have been credited with at least ten years of employment. As all members of the Management Team are deemed “specified employees” under Section 409(A) of the Internal Revenue Code, benefits will not be paid until the date that is six months after the effective date of termination of employment. In the event that termination of employment was the result of long-term disability, benefits shall be reduced to the extent of any benefits received under our company’s long-term disability plan until such time that benefits under the long-term disability plan cease.

In the event the present lump sum actuarial equivalent value of benefits under the SERP on the benefit commencement date is less than or equal to $50,000.00, such benefits will be paid to the participant or the participant’s beneficiary in a single lump sum distribution. If a participant does not have a beneficiary on the date benefits commence, benefits will cease upon the participant’s death. If both the participant and the participant’s beneficiary die before benefit commencement, all entitlement to benefits will terminate.
So long as a participant is not terminated for cause, and has fulfilled the conditions precedent to payment described above, a participant is entitled to payment pursuant to the SERP. Other than as described above, there are no material conditions or obligations applicable to the receipt of payments or benefits under the SERP, such as a requirement to enter into non-compete, non-solicitation, non-disparagement or confidentiality agreements.
COMPENSATION COMMITTEE REPORT
The CNG Committee reviews and makes recommendations to the Board of Directors with respect to the salaries, bonuses and other compensation of executive officers and non-management directors. The duties and procedures of the CNG Committee are explained in greater detail in the Compensation, Nominating and Corporate Governance Committee subsection of this Corporate Governance section and the Compensation Discussion and Analysis section of this Proxy Statement.
The CNG Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the CNG Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e)(5) of Regulation S-K.
Respectfully submitted by the members of the CNG Committee of the Board of Directors.
Governor Jim Edgar, Chairman
Timothy R. Donovan
Daniel M. Wright
The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
PERFORMANCE GRAPH
The graph below compares the cumulative five-year total return of holders of our company’s common stock with the cumulative total returns of the S&P 500 index, and a customized peer group of four companies that includes: J & J Snack Foods Corp., Lance Inc., Sensient Technologies Corp. Commerce and Tootsie Roll Industries income. The Peer Group was selected by us in good faith based upon similarities in the nature of the business of the companies, total revenues and seasonality of business of the companies. The graph tracks the performance of a $100 investment in our common stock, in the peer group, and the index (with the reinvestment of all dividends) from 6/27/2002 to 6/28/2007.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among John B. Sanfilippo & Son, Inc., The S&P 500 Index
And A Peer Group

* $100 invested on 6/27/02 in stock or on 6/30/02 in index-including reinvestment of dividends. Index calculated on month-end basis.
REVIEW OF RELATED PARTY TRANSACTIONS
Our company has adopted a formal written policy governing the review and approval of related party transactions. Our policy defines a transaction as any financial or other transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) and any amendment thereto in which the amount involved exceeds $120,000. A related party is defined as (i) any executive officer (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) or director of our company, (ii) any nominee for election as a director of our company, (iii) any beneficial owner of more than five percent of the voting securities of our company, (iv) any immediate family member of any of the foregoing persons or (v) any entity in which any of the foregoing persons has or will have a direct or indirect material interest. In accordance with this policy, our Audit Committee, which is comprised solely of independent directors, must review all such transactions, and may approve related party transactions if it determines that the transactions are on terms, including levels of service and quality, that are at least as favorable to the company as could be obtained from unaffiliated parties. In connection with any proposed related party transaction, our company prepares a memorandum for the Audit Committee’s review outlining the reasons why our company wishes to enter into the proposed transaction and any other relevant information, including competitive bids. As a condition to approving or ratifying any related person transaction, or with respect to any category of related person transaction covered by the policy, the Audit Committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing related person transactions. In addition, our Board of Directors at its election may designate a special committee of independent directors to review and approve related party transactions. Our Audit Committee and any special committee may engage advisors to assist it in making the required evaluation of the terms of the proposed transactions. The policy also grants the Audit Committee discretion to impose sanctions on a related person that fails to notify the Audit Committee in advance of a transaction governed by the policy. All transactions outlined below, with the exception of the compensation paid to Roseanne Christman, have been approved by our Audit Committee.
Sales of Property and Lease Arrangements
As discussed in the fiscal 2006 proxy, the company’s Board of Directors appointed an independent board committee to explore alternatives in order to expedite the facility consolidation project. The independent committee explored alternatives with respect to the company’s existing leases for properties owned by two related party partnerships. These two partnerships, the 300 East Touhy Limited Partnership (the “Touhy Partnership”) and the Arthur/Busse Limited Partnership (the “Busse Partnership”) had the following limited partners: Jasper B. Sanfilippo and Mathias A. Valentine (both of whom are stockholders, directors and in the case of Mr. Sanfilippo, an executive officer of our company, their respective spouses (Marian Sanfilippo and Mary Valentine), Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo), Rosalie Sanfilippo (Mr. Sanfilippo’s mother and for the Touhy Partnership only, Rita Zadurski (Ms. Laketa’s daughter). All transactions relating to the leases were approved by the Audit Committee, and though some of these transactions were completed in fiscal 2006, the following transactions occurred in fiscal 2007.
During a portion of fiscal 2007, we continued to lease, under the terms of our existing lease agreement, our production and office facilities at 2299 Busse Road, Elk Grove Village, Illinois (the “Busse Road Facility”) from a land trust (the “Busse Land Trust”) that owns the Busse Road Facility. The sole beneficiary of the Busse Land Trust is the Busse Partnership. We paid $35,689 of lease payments in fiscal 2007 prior to the sale of such facility, as described below.
We constructed an addition of the Busse Road Facility that is situated on property owned by the Busse Land Trust and on property owned by us, which we purchased in 1989. In July 2006, we sold the portion of the facility we owned to the Busse Partnership for $2.0 million. The sale price was determined after extended arms-length negotiations between our company and the Busse Partnership. In July 2006, the Busse Partnership sold the Busse Road Facility to an unrelated third party. Our company’s lease was terminated at that time with no penalty or cost. We then entered into a lease arrangement with the unrelated third party, which permits us to continue our lease with respect to the Busse Road Facility until such time as we are able to transfer production from the Busse Road Facility to our new facility in Elgin, Illinois.
Our company sold and leased back its facility located in Selma, Texas to the Busse Partnership and the Touhy Partnership in September 2006. Subsequently, in January 2007, the Busse Partnership and Touhy Partnership merged to form Selma Investments, LLC. The following individuals are currently members of Selma Investments, LLC: Jasper B. Sanfilippo, and Marian Sanfilippo (together, 25% owners), Mathias A. Valentine and Mary Valentine (together, 25% owners), Anne Karacic (25% owner), Rose Laketa (24.13% owner) and Rita Zadurski (0.87% owner). We acquired the Selma, Texas facility in 1992. The sale price of the Selma facility in September 2006, which was determined by Joseph J. Blake and Associates, Inc., an independent appraiser, was $14.3 million. The term of the lease is ten years with three five year renewal options. Our company’s lease payment is fixed at $109,052 per month through the fifth anniversary date, at which time a lease payment adjustment will be made based on a Consumer Price Index Factor. This lease payment is based on $4.00 per rentable square foot, which was determined to be the fair market value of such space. The total amount paid under the lease in fiscal 2007 was $1,025,085. The lease payments for each of the five year renewal options are subject to an adjustment based on the prevailing market rate for similar property. Our company has the option to purchase the facility commencing on the fifth anniversary of the lease agreement and this option is irrevocable through any of the renewal periods. The purchase price shall be the greater of $14.3 million or ninety-five percent of the fair market value of the facility. Our company also has a right of first refusal, allowing it to match any offer that may be made on the leased premises from a third party.
Supplier, Vendor, Broker and Other Arrangements
During fiscal 2007, we purchased approximately $9.77 million of raw materials and $395,000 of equipment, supplies and services from Clear Lam Packaging, Inc. (“Clear Lam”). Currently, James J. Sanfilippo and John E Sanfilippo (children of Jasper and Marian Sanfilippo) each own 6.77% of Clear Lam. The remainder of Clear Lam is owned by a trust, the equal beneficiaries of which are the children of Jasper and Marian Sanfilippo (including Jasper B. Sanfilippo, Jr. and Jeffery T. Sanfilippo). Jasper B. Sanfilippo, a stockholder, director and executive officer of our company, serves as a director of Clear Lam. The five children of Jasper B. Sanfilippo (including Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo) are directors of Clear Lam. During fiscal 2007, the ownership of Clear Lam was as follows: Marian Sanfilippo owned 11% of the outstanding stock of Clear Lam and the five children of Jasper B. Sanfilippo and Marian Sanfilippo owned the balance of Clear Lam either directly or as equal beneficiaries of a trust. In September 2007, Marian Sanfilippo transferred her ownership interest in Clear Lam to James J. Sanfilippo and John E. Sanfilippo, resulting in the current ownership structure described above.
During fiscal 2007, we purchased approximately $415,000 of raw materials and $369,000 of supplies from JRC Color Corp. (“JRC”). We anticipate that we will continue to purchase raw materials and supplies from JRC in fiscal 2008. JRC is one-third owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo.
During fiscal 2007, we compensated the following employee who is related to one of our directors. Roseanne Christman, Director of Creative Services, is the sister-in-law of Timothy R. Donovan, a director of our company. Roseanne Christman’s total compensation for fiscal 2007 was $154,713 including $22,653 related to exercised stock options. The Audit Committee did not review this transaction during fiscal 2007 due to an administrative oversight, and plans to review such transaction at its next regularly scheduled meeting.
PROPOSAL X: RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine our consolidated financial statements for the fiscal year ending June 26, 2008, and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of company policy, are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.
If the shareholders do not vote on an advisory basis in favor of the selection of PricewaterhouseCoopers LLP as our company’s Independent Registered Public Accounting Firm, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP but may ultimately determine to engage that firm or another audit firm without re- submitting the matter to shareholders. Even if the shareholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its sole discretion terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another Independent Registered Public Accounting Firm at any time during the year.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.
Aggregate fees billed by our independent registered public accounting firm, PricewaterhoouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2007		2006
Audit Fees (1)	$1,129,600		$951,600
Audit Related Fees	—		—
Tax Fees (2)	68,500		110,500
All Other Fees (3)	1,500		6,500

Total	$1,199,600	(4)	$1,068,600	(4)

(1)	Comprised of the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements, consents and assistance with review of documents filed with the SEC. For fiscal 2007, this amount includes $284,300 of fees related to the restatement of fiscal 2006 financial results.

(2)	Comprised of services for tax compliance, tax planning, and tax service. Tax compliance services include the preparation of our federal and state income tax returns.

(3)	Comprised of advice to a special committee of the Audit Committee and the licensing of accounting software.

(4)	The actual amount paid is different than the amount stated due to the variations in the timing of billing cycles.
Reports on our Independent Registered Public Accounting Firm’s projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our Independent Registered Public Accounting Firm. The Audit Committee has established pre-approval policies and procedures for engaging our Independent Registered Public Accounting Firm to perform all audit services and permitted non-audit services. The policies and procedures allow for either general pre-approval of designated services or specific pre-approval, depending on the type of service. All services not subject to the general pre-approval framework contained in the policy must be specifically pre-approved by the Audit Committee. Under the policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairman or any other member or members. All of the Audit-Related Services, Tax Services and All Other Services described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.
The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending June 26, 2008.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, as well as persons who are beneficial owners of more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the Nasdaq Stock Market, and to furnish us with copies of these forms. To our knowledge, based solely on our review of the copies of Forms 3, 4 and 5 submitted to us, we believe there were no instances of noncompliance with the filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2007 with respect to the foregoing persons.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended June 28, 2007, has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
Our Amended and Restated Bylaws adopted September 7, 2007, provide in Article II, section 10(A), that stockholders may themselves nominate directors or propose other business for consideration at an annual meeting provided they give notice.
To be considered, the submission of a stockholder proposal for our 2008 annual meeting of stockholders shall be delivered to the Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Thus, any stockholder proposal to be considered for inclusion in the proxy materials for our 2008 annual meeting of stockholders must be received at our principal executive offices no later than August 7, 2008, and no earlier than July 8, 2008. However, if the annual meeting date is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

PROXY SOLICITATION
Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of this Proxy Statement and accompanying materials and the related proxy solicitation will be borne by us.
Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the Annual Meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit a stockholder’s right to vote at the Annual Meeting if the stockholder attends and chooses to vote in person.
OTHER MATTERS
     Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.
By Order of the Board of Directors
/s/ Michael J. Valentine
MICHAEL J. VALENTINE
Secretary
Elgin, Illinois
October 15, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
JOHN B. SANFILIPPO & SON, INC.
November 5, 2007
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20230000000000000000 0 110507
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
FOR AGAINST ABSTAIN
1. Election of Directors: 2. RATIFY OF APPOINTMENT OF AUDITORS: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for NOMINEES: fiscal 2008.
FOR ALL NOMINEES O Governor Jim Edgar
O Daniel M. Wright 3. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
MEETING. In their discretion, the proxies are authorized to vote on such other
WITHHOLD AUTHORITY
FOR ALL NOMINEES matters as may properly come before
the Annual Meeting or any postponements or adjournments thereof.
FOR ALL EXCEPT (See instructions below) THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE “FOR” EACH OF THE ABOVE PROPOSALS.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

JOHN B. SANFILIPPO & SON, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 5, 2007
Jasper B. Sanfilippo and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Common Stock of John B. Sanfilippo & Son, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 5, 2007 at the hour of 10:00 A.M., local time, at John B. Sanfilippo & Son, Inc.,1707 North Randall Road, Elgin, Illinois 60123 and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be signed on the reverse side)
14475

JOHN B. SANFILIPPO & SON, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 5, 2007 Jasper B. Sanfilippo and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Common Stock of John B. Sanfilippo & Son, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 5, 2007 at the hour of 10:00 A.M., local time, at John B. Sanfilippo & Son, Inc.,1707 North Randall Road, Elgin, Illinois 60123 and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. (Continued and to be signed on the reverse side)

Nominees: Jasper B. Sanfilippo Jeffrey T. Sanfilippo X Mathias A. Valentine Timothy R. Donovan Please mark your votes as in this example Michael J. Valentine Jasper B. Sanfilippo, Jr.
FOR AGAINST ABSTAIN
FOR WITHHELD 2. RATIFY APPOINTMENT OF AUDITORS: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for 1. Election of Directors by fiscal 2008. holders of Class A Common Stock 3. UPON SUCH OTHER MATTERS BEFORE THE MEETING: In their AS MAY PROPERLY COME discretion, the proxies are authorized to vote on such other matters as may properly come before the For, except vote withheld from the following nominee(s): Annual Meeting or any postponements or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be deemed to constitute direction to vote “for” each of the above proposals. Please mark, sign, date and return the proxy card using the enclosed envelope.
SIGNATURE(S) DATE
NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Nominees: Jasper B. Sanfilippo Jeffrey T. Sanfilippo X Please mark Mathias A. Valentine Timothy R. Donovan your votes as in this example Michael J. Valentine Jasper B. Sanfilippo, Jr.
FOR AGAINST ABSTAIN
FOR WITHHELD 2. RATIFY APPOINTMENT OF AUDITORS: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for 1. Election of Directors by fiscal 2008. holders of Class A Common Stock 3. UPON SUCH OTHER MATTERS BEFORE THE MEETING: In their AS MAY PROPERLY COME discretion, the proxies are authorized to vote on such other matters as may properly come before the For, except vote withheld from the following nominee(s): Annual Meeting or any postponements or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be deemed to constitute direction to vote “for” each of the above proposals. Please mark, sign, date and return the proxy card using the enclosed envelope.
SIGNATURE(S) DATE
NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.